Exhibit 99.1

TACTILE SYSTEMS TECHNOLOGY, INC. REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS; RAISES FULL YEAR 2022 OUTLOOK

Second Quarter Revenue Increased 17% Year-Over-Year; First Half Revenue Increased 15% Year-Over-Year

MINNEAPOLIS, MN, August 1, 2022 – Tactile Systems Technology, Inc. (“Tactile Medical”) (Nasdaq: TCMD), a medical technology company focused on developing medical devices for the treatment of patients with underserved chronic diseases at home, today reported financial results for the second quarter and six months ended June 30, 2022.

Second Quarter 2022 Summary:

●	Total revenue increased 17% year-over-year to $59.6 million, compared to $51.1 million in second quarter 2021.
●	Total revenue in second quarter 2022 included $8.0 million of revenue from sales of airway clearance products, which includes the AffloVest product line acquired on September 8, 2021.
●	Operating loss of $4.1 million, compared to $0.1 million in second quarter 2021.
●	Non-GAAP operating loss of $1.8 million, compared to non-GAAP operating income of $0.9 million in second quarter of 2021.
●	Net loss of $4.6 million, compared to net income of $1.3 million in second quarter 2021.
●	Non-GAAP net loss of $2.9 million, compared to non-GAAP net income of $2.0 million in second quarter of 2021.
●	Adjusted EBITDA of $1.7 million, compared to $4.1 million in second quarter 2021.

Second Quarter 2022 Highlights:

●	On June 7, 2022, the Company announced the publication of an expert opinion consensus statement in peer-reviewed Phlebology: The Journal of Venous Disease. Three independent societies’ consensus endorsements affirmed that pneumatic compression should be recommended as a treatment for lymphedema, including lymphedema which is secondary to chronic venous insufficiency (“CVI”).

Highlights Subsequent to Quarter End:

●	On July 25, 2022, the Company announced the full market release of its new ComfortEase™ garments for the Flexitouch® Plus system, and the launch of its Kylee™ mobile application.

“Our total revenue performance in the second quarter exceeded our expectations, driven by strong sales of our airway clearance products,” said Dan Reuvers, President and Chief Executive Officer of Tactile Medical. “Airway clearance product sales increased 96% year-over-year compared to sales by the prior owner in the second quarter of 2021, reflecting strong patient demand seen by our AffloVest channel partners, and our team’s success in supporting these partners and expanding our relationships. Consistent with our expectations, revenue from our lymphedema products increased 1% year-over-year, driven primarily by lower rates of patient, provider and employee absenteeism compared to the first quarter. We also completed the limited market release of our new ComfortEase garments and Kylee mobile application in the second quarter, culminating in the full market release of both products in July.”

Mr. Reuvers continued, “Our updated 2022 total revenue guidance now reflects the stronger-than-expected revenue results in the first six months of 2022 and our updated growth expectations for the balance of the year. In the second half of 2022, we are focused on improving the productivity of recently hired and promoted sales representatives, furthering the successful introduction of our new products and supporting our AffloVest channel partners, and positioning ourselves for improved profitability.”

Second Quarter 2022 Financial Results

Total revenue in the second quarter of 2022 increased $8.6 million, or 17%, to $59.6 million, compared to $51.1 million in the second quarter of 2021. The increase in total revenue was attributable to $8.0 million in sales of the airway clearance product line, which includes the AffloVest product acquired on September 8, 2021, and an increase of $0.6 million, or 1%, in sales and rentals of the lymphedema product line in the quarter ended June 30, 2022, compared to the second quarter of 2021.

Gross profit in the second quarter of 2022 increased $7.0 million, or 19%, to $43.2 million, compared to $36.2 million in the second quarter of 2021. Gross margin was 72.5% of revenue, compared to 70.9% of revenue in the second quarter of 2021. Non-GAAP gross margin was 73.0% of revenue, compared to 70.9% of revenue in the second quarter of 2021.

Operating expenses in the second quarter of 2022 increased $11.0 million, or 30%, to $47.3 million, compared to $36.3 million in the second quarter of 2021.

Operating loss was $4.1 million in the second quarter of 2022, compared to $0.1 million in the second quarter of 2021. Non-GAAP operating loss in the second quarter of 2022 was $1.8 million, compared to non-GAAP operating income of $0.9 million in the second quarter of 2021.

Other expense was $0.6 million in the second quarter of 2022, compared to $24,000 in the second quarter of 2021. The change in other expense was primarily due to an increase in interest expense.

Income tax benefit was $20,000 in the second quarter of 2022, compared to $1.4 million in the second quarter of 2021. The difference is related to a full valuation allowance being recorded against all deferred tax assets in the current year period and a tax benefit related to a research and development credit recognized in the second quarter of 2021.

Net loss in the second quarter of 2022 was $4.6 million, or $0.23 per diluted share, compared to net income of $1.3 million, or $0.07 per diluted share, in the second quarter of 2021. Non-GAAP net loss in the second quarter of 2022 was $2.9 million, compared to non-GAAP net income $2.0 million in the second quarter of 2021.

Weighted average shares used to compute diluted net loss/income per share were 20.0 million in each of the second quarters of 2022 and 2021.

Adjusted EBITDA was $1.7 million in the second quarter of 2022, compared to $4.1 million in the second quarter of 2021.

First Six Months 2022 Financial Results:

Total revenue for the six months ended June 30, 2022, increased $13.8 million, or 15%, to $107.6 million, compared to $93.8 million for the six months ended June 30, 2021. The increase in revenue was attributable to $15.3 million in sales of the airway clearance product line, partially offset by a decrease of $1.5 million, or 2%, in sales and rentals of the lymphedema product line.

Net loss for the six months ended June 30, 2022, was $20.2 million, or $1.01 per diluted share, compared to a net loss of $1.0 million, or $0.05 per diluted share, for the six months ended June 30, 2021. Non-GAAP net loss for the six months ended June 30, 2022, was $11.3 million, compared to Non-GAAP net income of $0.6 million for the six months ended June 30, 2021.

Weighted average shares used to compute diluted net loss per share were 20.0 million and 19.6 million for the six months ended June 30, 2022 and 2021, respectively.

Adjusted EBITDA loss was $0.9 million in the six months ended June 30, 2022, compared to adjusted EBITDA of $4.1 million in the six months ended June 30, 2021.

Balance Sheet Summary

As of June 30, 2022, the Company had $23.4 million in cash and cash equivalents and $50.5 million of outstanding borrowings under its credit agreement, compared to $28.2 million in cash and cash equivalents and $55.0 million of outstanding borrowings under its credit agreement as of December 31, 2021. At March 31, 2022, the Company had $21.2 million in cash and cash equivalents.

2022 Financial Outlook

The Company now expects full year 2022 total revenue in the range of $238.0 million to $242.0 million, representing growth of approximately 14% to 16% year-over-year, compared to total revenue of $208.1 million in 2021. The Company’s prior 2022 revenue guidance expectations called for total revenue in the range of $235.0 million to $240.0 million, representing growth of approximately 13% to 15% year-over-year.

Conference Call

Management will host a conference call at 5:00 p.m. Eastern Time on August 1, 2022, to discuss the results of the quarter with a question-and-answer session. Those who would like to participate may dial 877-407-3088 (201-389-0927 for international callers) and provide access code 13731068. A live webcast of the call will also be provided on the investor relations section of the Company's website at investors.tactilemedical.com.

For those unable to participate, a replay of the call will be available for two weeks at 877-660-6853 (201-612-7415 for international callers); access code 13731068. The webcast will be archived at investors.tactilemedical.com.

About Tactile Systems Technology, Inc. (DBA Tactile Medical)

Tactile Medical is a leader in developing and marketing at-home therapies for people suffering from underserved, chronic conditions including lymphedema, lipedema, chronic venous insufficiency and chronic pulmonary disease by helping them live better and care for themselves at home. The company collaborates with clinicians to expand clinical evidence, raise awareness, increase access to care, reduce overall healthcare costs and improve the quality of life for tens of thousands of patients each year.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “continue,” “confident,” “outlook,” “guidance,” “project,” “goals,” “look forward,” “poised,” “designed,” “plan,” “return,” “focused,” “prospects” or “remain” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the Company’s control that can make such statements untrue, including, but not limited to, the impacts of the COVID-19 pandemic on the Company’s business, financial condition and results of operations, and the Company’s inability to mitigate such impacts; the adequacy of the Company’s liquidity to pursue its business objectives; the Company’s ability to obtain reimbursement from third party payers for its products; loss or retirement of key executives, including prior to identifying a successor; adverse economic conditions or intense competition; loss of a key supplier; entry of new competitors and products; adverse federal, state and local government regulation; technological obsolescence of the Company’s products; technical problems with the Company’s research and products; the Company’s ability to expand its business through strategic acquisitions; the Company’s ability to integrate acquisitions and related businesses; wage and component price inflation; the effects of current and future U.S. and foreign trade policy and tariff actions; or the inability to carry out research, development and commercialization plans. In addition, other factors that could cause actual results to differ materially are discussed in the Company’s filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company undertakes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Measures

This press release includes the non-GAAP financial measures of Adjusted EBITDA (loss), non-GAAP gross margin, non-GAAP operating income (loss), and non-GAAP net income (loss), which differ from financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”).

Adjusted EBITDA (loss) in this release represents net income or loss, plus interest expense, net, or less interest income, net, less income tax benefit or plus income tax expense, plus depreciation and amortization, plus stock-based compensation expense, plus litigation defense costs, plus or minus the change in fair value of earn-out, and plus executive transition costs. Non-GAAP gross margin in this release represents gross margin plus non-cash intangible amortization expense. Non-GAAP operating income (loss) in this release represents operating income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out, litigation defense costs and executive transition expenses. Non-GAAP net income (loss) represents net income (loss) adjusted for non-cash intangible amortization expense, change in fair value of earn-out, litigation defense costs and executive transition expenses and adjusted for the income tax effect on reconciling items. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in this press release.

These non-GAAP financial measures are presented because the Company believes they are useful indicators of its operating performance. Management uses these measures principally as measures of the Company’s operating performance and for planning purposes, including the preparation of the Company’s annual operating plan and financial projections. The Company believes these measures are useful to investors as supplemental information and because they are frequently used by analysts, investors and other interested parties to evaluate companies in its industry. The Company also believes these non-GAAP financial measures are useful to its management and investors as a measure of comparative operating performance from period to period. In addition, Adjusted EBITDA is used as a performance metric in the Company’s compensation program.

The non-GAAP financial measures presented in this release should not be considered as an alternative to, or superior to, their respective GAAP financial measures, as measures of financial performance or cash flows from operations as a measure of liquidity, or any other performance measure derived in accordance with GAAP, and they should not be construed to imply that the Company’s future results will be unaffected by unusual or non-recurring items. In addition, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not reflect certain cash requirements such as tax payments, debt service requirements, capital expenditures and certain other cash costs that may recur in the future. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized. In evaluating non-GAAP financial measures, you should be aware that in the future the Company may incur expenses that are the same as or similar to some of the adjustments in this presentation. The Company’s presentation of non-GAAP financial measures should not be construed to imply that its future results will be unaffected by any such adjustments. Management compensates for these limitations by primarily relying on the Company’s GAAP results in addition to using non-GAAP financial measures on a supplemental basis. The Company’s definition of these non-GAAP financial measures is not necessarily comparable to other similarly titled captions of other companies due to different methods of calculation.

Tactile Systems Technology, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
	June 30,	December 31,
(In thousands, except share and per share data)	2022	2021
Assets
Current assets
Cash and cash equivalents	$23,350	$28,229
Accounts receivable	49,157	49,478
Net investment in leases	13,346	12,482
Inventories	19,970	19,217
Prepaid expenses and other current assets	1,446	4,141
Total current assets	107,269	113,547
Non-current assets
Property and equipment, net	5,978	6,750
Right of use operating lease assets	22,628	23,984
Intangible assets, net	52,254	54,081
Goodwill	31,063	31,063
Accounts receivable, non-current	15,343	12,847
Other non-current assets	2,768	1,998
Total non-current assets	130,034	130,723
Total assets	$237,303	$244,270
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$9,110	$5,023
Note payable	2,968	2,960
Earn-out, current	9,800	3,250
Accrued payroll and related taxes	12,144	12,139
Accrued expenses	5,258	5,262
Income taxes payable	11	16
Operating lease liabilities	2,488	2,506
Other current liabilities	4,767	3,305
Total current liabilities	46,546	34,461
Non-current liabilities
Revolving line of credit, non-current	24,891	24,857
Note payable, non-current	22,463	26,933
Earn-out, non-current	3,950	2,950
Accrued warranty reserve, non-current	2,791	3,108
Income taxes payable, non-current	298	348
Operating lease liabilities, non-current	22,122	23,354
Deferred income taxes	126	32
Total non-current liabilities	76,641	81,582
Total liabilities	123,187	116,043

Stockholders’ equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued and outstanding as of June 30, 2022 and December 31, 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized; 20,132,145 shares issued and outstanding as of June 30, 2022; 19,877,786 shares issued and outstanding as of December 31, 2021	20	20
Additional paid-in capital	126,059	119,962
(Accumulated deficit) retained earnings	(11,963)	8,245
Total stockholders’ equity	114,116	128,227
Total liabilities and stockholders’ equity	$237,303	$244,270

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands, except share and per share data)	2022	2021	2022	2021
Revenue
Sales revenue	$51,265	$43,630	$92,435	$79,755
Rental revenue	8,380	7,430	15,188	14,077
Total revenue	59,645	51,060	107,623	93,832
Cost of revenue
Cost of sales revenue	13,810	12,638	25,890	23,329
Cost of rental revenue	2,612	2,217	4,648	4,068
Total cost of revenue	16,422	14,855	30,538	27,397
Gross profit
Gross profit - sales revenue	37,455	30,992	66,545	56,426
Gross profit - rental revenue	5,768	5,213	10,540	10,009
Gross profit	43,223	36,205	77,085	66,435
Operating expenses
Sales and marketing	28,822	20,933	52,752	39,718
Research and development	1,849	1,206	3,369	2,476
Reimbursement, general and administrative	14,894	14,094	31,111	28,303
Intangible asset amortization and earn-out	1,745	48	8,841	98
Total operating expenses	47,310	36,281	96,073	70,595
Loss from operations	(4,087)	(76)	(18,988)	(4,160)
Other expense	(573)	(24)	(1,029)	(34)
Loss before income taxes	(4,660)	(100)	(20,017)	(4,194)
Income tax (benefit) expense	(20)	(1,405)	191	(3,233)
Net (loss) income	$(4,640)	$1,305	$(20,208)	$(961)
Net (loss) income per common share
Basic	$(0.23)	$0.07	$(1.01)	$(0.05)
Diluted	$(0.23)	$0.07	$(1.01)	$(0.05)
Weighted-average common shares used to compute net (loss) income per common share
Basic	20,024,798	19,691,156	19,961,999	19,618,759
Diluted	20,024,798	20,047,277	19,961,999	19,618,759

Tactile Systems Technology, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended June 30,
(In thousands)	2022	2021
Cash flows from operating activities
Net loss	$(20,208)	$(961)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,015	1,287
Deferred income taxes	94	(3,581)
Stock-based compensation expense	5,121	5,115
Change in fair value of earn-out liability	7,550	—
Changes in assets and liabilities, net of acquisition:
Accounts receivable	321	1,220
Net investment in leases	(864)	(1,033)
Inventories	(753)	(2,590)
Income taxes	(55)	(780)
Prepaid expenses and other assets	1,925	502
Right of use operating lease assets	106	99
Accounts receivable, non-current	(2,496)	(2,441)
Accounts payable	4,087	855
Accrued payroll and related taxes	5	(1,285)
Accrued expenses and other liabilities	1,252	1,676
Net cash used in operating activities	(900)	(1,917)
Cash flows from investing activities
Purchases of property and equipment	(331)	(603)
Intangible assets expenditures	(85)	(140)
Net cash used in investing activities	(416)	(743)
Cash flows from financing activities
Payment on note payable	(4,500)	—
Payment of deferred debt issuance costs	(39)	—
Taxes paid for net share settlement of performance and restricted stock units	—	(1,115)
Proceeds from exercise of common stock options	152	3,385
Proceeds from the issuance of common stock from the employee stock purchase plan	824	1,542
Net cash (used in) provided by financing activities	(3,563)	3,812
Net (decrease) increase in cash and cash equivalents	(4,879)	1,152
Cash and cash equivalents – beginning of period	28,229	47,855
Cash and cash equivalents – end of period	$23,350	$49,007

Supplemental cash flow disclosure
Cash paid for interest	$448	$—
Cash paid for taxes	$28	$1,141
Capital expenditures incurred but not yet paid	$—	$8

The following table summarizes revenue by product line for the three and six months ended June 30, 2022 and 2021:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(In thousands)	2022	2021	2022	2021
Revenue
Lymphedema products	$51,634	$51,060	$92,288	$93,832
Airway clearance products	8,011	—	15,335	—
Total	$59,645	$51,060	$107,623	$93,832

Percentage of total revenue
Lymphedema products	87%	100%	86%	100%
Airway clearance products	13%	— %	14%	— %
Total	100%	100%	100%	100%

The following table contains a reconciliation of gross margin to non-GAAP gross margin:

Tactile Systems Technology, Inc.
Reconciliation of Gross Margin to Non-GAAP Gross Margin
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2022	2021	2022	2021
Gross profit, as reported	$43,223	$36,205	$77,085	$66,435
Gross margin, as reported	72.5%	70.9%	71.6%	70.8%
Reconciling items affecting gross margin:
Non-cash intangible amortization expense	$311	$10	$621	$20
Non-GAAP gross profit	$43,534	$36,215	$77,706	$66,455
Non-GAAP gross margin	73.0%	70.9%	72.2%	70.8%

The following table contains a reconciliation of GAAP operating income (loss) to non-GAAP operating income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Operating Income (Loss) to Non-GAAP Operating Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2022	2021	2022	2021
GAAP operating loss	$(4,087)	$(76)	$(18,988)	$(4,160)
Reconciling items affecting operating (loss) income:
Non-cash intangible amortization expense impacting gross profit	$311	$10	$621	$20
Non-cash intangible amortization expense impacting operating expenses	645	48	1,291	98
Change in fair value of earn-out	1,100	—	7,550	—
Litigation defense costs	245	853	2,349	1,720
Executive transition expenses	—	80	—	186
Non-GAAP operating (loss) income:	$(1,786)	$915	$(7,177)	$(2,136)

The following table contains a reconciliation of GAAP net income (loss) to non-GAAP net income (loss):

Tactile Systems Technology, Inc.
Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Dollars in thousands)	2022	2021	2022	2021
GAAP net loss (income)	$(4,640)	$1,305	$(20,208)	$(961)
Reconciling items affecting net (loss) income:
Non-cash intangible amortization expense impacting gross profit	$311	$10	$621	$20
Non-cash intangible amortization expense impacting operating expenses	645	48	1,291	98
Change in fair value of earn-out	1,100	—	7,550	—
Litigation defense costs	245	853	2,349	1,720
Executive transition expenses	—	80	—	186
Income tax (expense) benefit on reconciling items*	(575)	(248)	(2,953)	(506)
Non-GAAP net (loss) income	$(2,914)	$2,048	$(11,350)	$557
* The effect of income tax on the reconciling items is estimated using the Company's effective statutory tax rate.

The following table contains a reconciliation of net (loss) income to Adjusted EBITDA and Adjusted EBITDA loss for the three and six months ended June 30, 2022 and 2021, as well as the dollar and percentage change between the comparable periods:

Tactile Systems Technology, Inc.
Reconciliation of Net (Loss) Income to Non-GAAP Adjusted EBITDA (Loss)
(Unaudited)

	Three Months Ended		Increase		Six Months Ended		Increase
	June 30,		(Decrease)		June 30,		(Decrease)
(Dollars in thousands)	2022	2021	$	%	2022	2021	$	%
Net (loss) income	$(4,640)	$1,305	$(5,945)	N.M. %	$(20,208)	$(961)	$(19,247)	N.M. %
Interest expense, net	584	11	573	N.M. %	1,040	16	1,024	N.M. %
Income tax (benefit) expense	(20)	(1,405)	1,385	(99)%	191	(3,233)	3,424	(106)%
Depreciation and amortization	1,508	635	873	137%	3,015	1,287	1,728	134%
Stock-based compensation	2,892	2,658	234	9%	5,121	5,115	6	0%
Change in fair value of earn-out	1,100	—	1,100	—	7,550	—	7,550	—
Litigation defense costs	245	853	(608)	(71)%	2,349	1,720	629	37%
Executive transition costs	—	80	(80)	(100)%	—	186	(186)	(100)%
Adjusted EBITDA (loss)	$1,669	$4,137	$(2,468)	(60)%	$(942)	$4,130	$(5,072)	(123)%

Investor Inquiries:

Mike Piccinino, CFA

ICR Westwicke

443-213-0500

investorrelations@tactilemedical.com